Exhibit 99.2

Sarepta Therapeutics Announces Pricing of $100.7 Million Public Offering of Common Stock

CAMBRIDGE, MA, — April 23, 2014 — Sarepta Therapeutics, Inc. (Nasdaq: SRPT), a developer of innovative RNA-based therapeutics, today announced that it has priced an underwritten public offering of an aggregate of 2.65 million shares of its common stock at a price to the public of $38.00 per share. In addition, Sarepta has granted the underwriters a 30-day option to purchase up to an additional397,500 shares of common stock on the same terms and conditions as the initial shares sold to the underwriters. Sarepta anticipates the aggregate net proceeds from the offering will be approximately $94.8 million, after deducting the underwriting discount and estimated offering expenses payable by Sarepta, but excluding any exercise of the underwriters’ option. The offering is expected to close on or about April 29, 2014, subject to customary closing conditions.

BofA Merrill Lynch, Morgan Stanley and Deutsche Bank Securities are acting as joint book-running managers for the offering. In addition, Baird, William Blair and Canaccord Genuity are acting as co-managers for the offering.

Sarepta intends to use the net proceeds from the offering for business development, manufacturing, the continued development of eteplirsen and other product candidates and other general corporate purposes.

The shares are being offered by Sarepta pursuant to an automatically effective shelf registration statement that was previously filed with the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s web site at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from: BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or via email, at dg.prospectus_requests@baml.com; or Morgan Stanley at 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Sarepta, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sarepta Therapeutics

Sarepta Therapeutics is focused on developing first-in-class RNA-based therapeutics to improve and save the lives of people affected by serious and life-threatening rare and infectious diseases. The Company’s diverse pipeline includes its lead program eteplirsen, for Duchenne muscular dystrophy, as well as potential treatments for some of the world’s most lethal infectious diseases. Sarepta aims to build a leading, independent biotech company dedicated to translating its RNA-based science into transformational therapeutics for patients who face significant unmet medical needs.

Forward-Looking Statements and Information

This press release contains statements that are forward-looking, including the statements about the completion timing and size of the proposed public offering of Sarepta’s common stock, the expected net proceeds from the offering and Sarepta’s expected use of the net proceeds from this offering, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties many of which are beyond Sarepta’s control including risk and uncertainties related to market conditions and satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Sarepta will be able to complete the public offering on the anticipated terms or at all. Applicable risks also include those that are included in the “Risk Factors” section of Sarepta’s Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequent SEC filings including the final prospectus supplement related to the proposed offering to be filed with the SEC. Any forward-looking statement in this press release represents Sarepta’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof except as required by applicable law.

Sarepta Investor Contact:

Erin Cox

617-274-4014

ecox@sarepta.com

Sarepta Media Contact:

Jim Baker

617-274-4010

jbaker@sarepta.com